Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208173 and No. 333-212783 of The Southern Company on Form S-8 of our report dated June 29, 2018, with respect to the statements of net assets available for benefits of The Southern Company Employee Savings Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017 and the related Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2017, appearing in this Annual Report on Form 11-K of The Southern Company Employee Savings Plan for the year ended December 31, 2017.
/s/Warren Averett, LLC

June 29, 2018